UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                                 FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Commission File Number 333-147086


                     Asia Automotive Acquisition Corporation
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              (Exact name of registrant as specified in its charter)

                         199 PIERCE STREET, SUITE 202
                          BIRMINGHAM, MICHIGAN 48009
                                (248) 593-8330
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                    Units
                       Common Stock, $0.0001 par value
                       Common Stock Purchase Warrants
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             (Title of each class of securities covered by this Form)


                                    None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)   [x]                           Rule 12h-3(b)(l)(i) [x]
Rule 12g-4(a)(l)(ii)  [ ]                           Rule 12h-3(b)(l)(ii)[ ]
Rule 12g-4(a)(2)(i)   [ ]                           Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(ii)  [ ]                           Rule 12h-3(b)(2)(ii)[ ]
                                                    Rule 15d-6          [ ]


Approximate number of holders of record as of the certification or notice date:[None]


Pursuant to the requirements of the Securities Exchange Act of 1934, Asia Automotive Acquisition Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: June 24, 2008 ASIA AUTOMOTIVE ACQUISITION CORPORATION


  By: /s/ Rudy Wilson
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  Name:   Rudy Wilson
  Title:  Chairman of the Board